RENT-WAY REPORTS FISCAL 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Full Year Same Store Comps Up 5.2% and Operating Income Up 12.9%

ERIE, Pa., December 2, 2004/PRNewswire-FirstCall/ — Rent-Way, Inc. (NYSE:RWY) today reported financial results for its fourth quarter and fiscal year ended September 30, 2004.

For the fiscal 2004 fourth quarter, the company reported consolidated revenues of $121.0 million, up from $118.9 million in the same quarter of last year. Revenues from the company’s core rental business (which excludes the company’s dPi Teleconnnect unit) were $115.7 million, up from $111.7 million in the same quarter last year. For the quarter, same store revenues increased 3.3%. Consolidated operating income was $5.6 million, down from $9.3 million in the same period last year. Consolidated net income was $4.0 million versus a consolidated net loss of $0.6 million last year. Net income allocable to common stockholders was $3.5 million compared with a net loss of $1.0 million in the 2003 fourth quarter. Net income in the quarter was positively impacted by a $7.2 million adjustment related to the conversion feature of the company’s preferred stock. This positive adjustment is reversed in the calculation of net income per diluted share, resulting in a net loss per diluted share of $(0.11) in the quarter.

For the fiscal 2004 full year, the company reported consolidated revenues of $503.8 million, up from $491.3 million in the prior year. Revenues from the company’s core rental business were $478.8 million, up from $456.0 million last year. For the full fiscal year, same store revenues increased 5.2%. Consolidated operating income was $41.2 million, up from $36.5 million in the prior year. Consolidated net income for the year was $9.2 million, up from a consolidated net loss of $29.4 million last year. Net loss for fiscal 2003 was unfavorably impacted by a $14.0 million expense on settlement of the company’s class action lawsuit and a $15.8 million loss from discontinued operations. Net income allocable to common stockholders for fiscal 2004 was $7.4 million, or $0.25 per diluted share.

Stated William Morgenstern, Rent-Way’s Chairman and CEO, “In fiscal 2004 we achieved our objectives of returning our company to profitability and driving significant top line growth. Looking forward, we expect fiscal 2005 to be a breakout year with continued focus on improving the top and bottom line performance of our core operations and simultaneously opening new stores and pursuing other new growth initiatives.”

Morgenstern continued, “The performance our operations team delivered over the first 3 quarters of the year convinced us that we had regained solid control of our business. Strong top line and cash flow performance in our stores combined with an opportunity created in the wake of the acquisition of two large RTO chains by our largest competitor, motivated us to accelerate our expansion plans. In essence, we identified a large number of markets, many contiguous with our own, that went from housing three competitors to one virtually overnight. We decided to ramp up the investments necessary to seize that opportunity. As a result, we opened 10 stores by the end of November and are well on our way to opening an additional 30–40 stores over the next 9–12 months. We also decided to invest in a program to offer a lease purchase option in Levitz Home Furnishings, Inc. stores on a test basis. As we announced last week, we have entered into an exclusive arrangement with Levitz and have launched a test program in two of their 129 stores,” Morgenstern concluded.

“With respect to our performance against our forecasts, we are pleased to have exceeded our full year guidance on revenues and to have been at the high end of our guidance on operating income,” stated William McDonnell, Rent-Way’s Vice President and CFO. “While we met our revenue guidance, our operating income for the 2004 fourth quarter was below guidance for several reasons, largely related to the investments we made to grow our business. In addition to the expenses related to new stores and other growth initiatives, other items that impacted our fourth quarter operating income were an increase in rental merchandise depreciation of approximately $450,000, largely related to the record growth in computer rentals we experienced in the quarter, and charges related to the Florida hurricanes of approximately $500,000. Also, consistent with new industry practice, we took a one-time charge to establish a rental merchandise allowance reserve of $1.1 million,” stated Mr. McDonnell.

The company reported EBITDA for the 2004 fourth quarter and fiscal year of $9.4 million and $56.9 million, respectively. EBITDA for the company is operating income plus depreciation of property and equipment and amortization of other intangibles. The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The company reported net cash provided by operations for the fourth quarter and fiscal year of $21.4 million and $26.7 million, respectively. A reconciliation of EBITDA to net cash provided by (used in) operating activities is presented in the chart of supplemental information attached to this release.

The company is providing guidance for both the core store base of 751 stores and for the core store base combined with new store growth and new initiatives. This guidance is for the company’s rental business revenues (which excludes the company’s dPi Teleconnect unit) and operating income. For the core 751 stores guidance is as follows:

Core Stores (751 stores)
Quarter Ending	Revenue	Operating Income
December 31, 2004	$121.1 - $122.3 million	$11.4 - $12.3 million
March 31, 2005	$126.9 - $128.2 million	$11.6 - $12.7 million
June 30, 2005	$120.9 - $122.2 million	$12.2 - $13.6 million
September 30, 2005	$118.9 - $121.3 million	$11.8 - $13.4 million
Fiscal 2005 Total	$487.8 - $494.0 million	$47.0 - $52.0 million
Fiscal 2006 Total	$497.0 - $508.0 million	$53.0 - $58.0 million

As the company opens new stores, revenues will be higher, and because of start-up costs, operating income will be lower in the short term. Rent-Way’s objective is to open about 50 new stores in 2005 and an additional 50 new stores in 2006. Combining the core store guidance above with the planned new store growth and projected impact of the new Levitz initiative leads to the combined guidance provided below.

Core Stores with New Stores
Quarter Ending	Revenue	Operating Income
December 31, 2004	$121.4 - $122.7 million	$9.0 - $10.0 million
March 31, 2005	$128.7 - $130.0 million	$8.2 - $9.3 million
June 30, 2005	$125.2 - $126.4 million	$10.1 - $11.4 million
September 30, 2005	$125.4 - $127.8 million	$9.7 - $11.3 million
Fiscal 2005 Total	$500.7 - $506.9 million	$37.0 - $42.0 million
Fiscal 2006 Total	$547.0 - $558.0 million	$50.0 - $55.0 million

The fiscal 2006 guidance in the table above assumes that 50 new stores in fiscal 2005 add between $30 and $32 million in revenue and $3.5 and $4.0 million in operating income in fiscal 2006.

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)

	September 30, 2004	September 30, 2003
	(unaudited)	(unaudited)
Cash and cash equivalents	$3,412	$3,303
Prepaid expenses	8,496	8,144
Rental merchandise, net	173,164	171,982
Total Assets	430,655	457,859

Accounts payable	26,187	30,244
Debt	203,934	214,592
Total Liabilities	295,780	335,079
Shareholders' Equity	115,085	106,789

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands except per share data)

	For the three months ended September 30,				For the twelve months ended September 30,
	2004		2003		2004		2003
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Revenues:
Rental revenue	$100,435	83.0%	$97,000	81.6%	$416,563	82.7%	$397,420	80.9%
Prepaid phone service revenue	5,291	4.4%	7,123	6.0%	24,967	5.0%	35,319	7.2%
Other revenues	15,262	12.6%	14,735	12.4%	62,247	12.4%	58,571	11.9%

Total Revenues	120,988	100.0%	118,858	100.0%	503,777	100.0%	491,310	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	31,479	26.0%	30,203	25.4%	132,778	26.4%	122,287	24.9%
Property and equipment	3,699	3.1%	4,751	4.0%	15,267	3.0%	19,717	4.0%
Amortization of intangibles	81	0.1%	147	0.1%	391	0.1%	1,361	0.3%
Cost of prepaid phone service	3,392	2.8%	4,583	3.9%	16,398	3.3%	21,871	4.5%
Salaries and wages	33,703	27.9%	32,098	27.0%	134,044	26.6%	130,700	26.6%
Advertising, net	4,748	3.9%	5,194	4.4%	20,136	4.0%	22,250	4.5%
Occupancy	8,591	7.1%	8,328	7.0%	34,375	6.8%	32,847	6.7%
Restructuring costs	--	0.0%	(383)	-0.3%	48	0.0%	3,046	0.6%
Other operating expenses	29,650	24.5%	24,655	20.7%	109,148	21.7%	100,738	20.5%

Total costs and operating expenses	115,343	95.3%	109,576	92.2%	462,585	91.8%	454,817	92.6%
								7
Operating income	5,645	4.7%	9,282	7.8%	41,192	8.2%	36,493	7.4%
Other income (expense):
Settlement of class action lawsuit	--	0.0%	--	0.0%	--	0.0%	(14,000)	-2.8%
Interest expense	(7,403)	-6.1%	(7,818)	-6.6%	(30,322)	-6.0%	(33,110)	-6.7%
Interest income	4	0.0%	16	0.0%	797	0.2%	93	0.0%
Amortization and write-off of deferred financing costs	(276)	-0.2%	(342)	-0.3%	(1,025)	-0.2%	(3,061)	-0.6%
Other income (expense), net	7,932	6.6%	(674)	-0.6%	6,439	1.3%	4,028	0.8%

Income (loss) before income taxes and discontinued operations	5,902	4.9%	464	0.4%	17,081	3.4%	(9,557)	-1.9%
								0
Income tax expense	1,395	1.2%	850	0.7%	5,580	1.1%	4,040	0.8%

Income (loss) before discontinued operations	4,507	3.7%	(386)	-0.3%	11,501	2.3%	(13,597)	-2.8%
Loss from discontinued operations	(532)	-0.4%	(195)	-0.2%	(2,253)	-0.4%	(15,780)	-3.2%

Net income (loss)	$3,975	3.3%	$(581)	-0.5%	$9,248	1.8%	$(29,377)	-6.0%

Preferred stock dividend and accretion of preferred stock	(520)	-0.4%	(389)	-0.3%	(1,805)	-0.4%	(513)	-0.1%

Net income (loss) allocable to common shareholders	$3,455	2.9%	$(970)	-0.8%	$7,443	1.5%	$(29,890)	-6.1%

Earnings (loss) per common share:

Basic earnings (loss) per common share
Income (loss) before discontinued operations	$ 0.17	$ (0.01)	$ 0.44	$ (0.53)

Net income (loss) allocable to common shareholders	$ 0.13	$ (0.04)	$ 0.28	$ (1.16)

Diluted earnings (loss) per common share
Income (loss) before discontinued operations	$ (0.09)	$ (0.01)	$ 0.33	$ (0.53)

Net income (loss) allocable to common shareholders	$ (0.11)	$ (0.04)	$ 0.25	$ (1.16)

Weighted average common shares outstanding:
Basic	26,242	25,780	26,177	25,780

Diluted	29,884	25,780	29,938	25,780

Calculation of EBITDA and Reconciliation of Net Cash Provided by (Used in)Operations to EBITDA For the Three Months Ended September 30, 2004 and 2003

	Three Months Ended		Twelve Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Calculation of EBITDA
Operating income	$5,645	$9,282	$41,192	$36,493
Depreciation - property and equipment	3,699	4,751	15,267	19,717
Amortization of intangibles	81	147	391	1,361

EBITDA	$9,425	$14,180	$56,850	$57,571

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

	Three Months Ended		Twelve Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03

Net cash provided by (used in) operating activities	$21,380	$17,219	$26,686	$(28,842)
Net cash used in discontinued operations	532	194	1,226	8,849
Adjustments to reconcile net income to net cash provided by (used in)
operating activities	(29,950)	(36,724)	(152,747)	(164,429)
Changes in assets and liabilities	12,013	18,730	134,083	155,045
Depreciation - property and equipment	3,699	4,751	15,267	19,717
Amortization of intangibles	81	147	391	1,361
Settlement of class action lawsuit	--	--	--	14,000
Interest expense	7,403	7,818	30,322	33,110
Interest income	(4)	(16)	(797)	(93)
Amortization and write off of deferred financing costs	276	342	1,025	3,061
Other (income) expense	(7,932)	674	(6,439)	(4,028)
Income taxes	1,395	850	5,580	4,040
Loss from discontinued operations	532	195	2,253	15,780

EBITDA	$9,425	$14,180	$56,850	$57,571

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 761 stores in 33 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

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